                                                                      Exhibit 12

                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)



                                                                    Years Ended December 31
                                                   1998        1997         1996        1995       1994
                                                   ----        ----         ----        ----       ----
                                                    (b)
Earnings as defined (a)
Consolidated net income                           $ 242       $ 244       $ 224       $ 195       $ 177
Income taxes                                        100         108         137         113          91
Exclude equity basis subsidiaries                   (92)        (80)        (85)        (57)        (18)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $17, $13,
  $5, $4, $2, and $5 million for the
  three months ended March 31, 1998
  and for the years ended December 31, 1997,
  1996, 1995, 1994 and 1993, respectively           345         316         278         271         230
                                                  -----       -----       -----       -----       -----

Earnings as defined                               $ 595       $ 588       $ 554       $ 522       $ 480
                                                  =====       =====       =====       =====       =====


Fixed charges as defined (a)
Interest on long-term debt                        $ 319       $ 273       $ 230       $ 224       $ 193
Estimated interest portion of lease rental            8           8          10           9           9
Other interest charges                               48          49          43          42          30
                                                  -----       -----       -----       -----       -----

Fixed charges as defined                          $ 375       $ 330       $ 283       $ 275       $ 232
                                                  =====       =====       =====       =====       =====


Ratio of earnings to fixed charges                 1.59        1.78        1.96        1.90        2.07
                                                  =====       =====       =====       =====       =====

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.